Exhibit 5.1

                                 White & Case
                          1155 Avenue of the Americas
                           New York, New York 10036
                                (212) 819-8200

                                                           February 4, 1997

EMCORE Corporation
394 Elizabeth Avenue
Somerset, New Jersey  08873

Dear Sirs:

          We refer to the Registration Statement on Form S-1 (No. 333-18565, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by EMCORE Corporation, a New Jersey Corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"), relating to the initial public offering of shares of the Company's common stock (the "Common Stock"). The Common Stock is to be sold to underwriters, including the underwriters listed on the cover page of the Prospectus forming part of the Registration Statement. The terms of the sale to the underwriters are to be approved in additional proceedings to be taken by the Company.

          We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

          Based upon our examination described above, subject to the assumptions stated, and subject to such proposed additional proceedings being taken prior to the issuance of the Common Stock, to the authorization, execution and delivery of an underwriting agreement with respect thereto, it is our opinion that the Common Stock, upon issuance and sale by the Company as contemplated in the Registration Statement and any amendments and prospectus supplements thereto, will have been duly authorized by the Company and upon delivery thereof against payment therefor, validly issued, fully paid and non-assessable.
          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus forming part of the Registration
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Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                              Very truly yours,
                              White & Case
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